Exhibit 23.4

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated June 19, 2015 relating to the financial statements of Petrodelta, S. A. at December 31, 2014 presented in accordance with International Reporting Standards, which appears in the Annual Report on Form 10-K of Harvest Natural Resources, Inc. and its subsidiaries for the year ended December 31, 2014, and to the reference to us under the heading “Experts” in such Registration Statement .

/s/ PGFA Perales, Pistone & Asociados

PGFA Perales, Pistone & Asociados

Valencia, Venezuela

September 29, 2015